Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Director, Investor Relations

and Corporate Communications

(203) 661-1926, ext. 6643

BLYTH, INC. INCREASES SEMI-ANNUAL CASH DIVIDEND BY $0.02
Full Year Dividend Increases 29% Over Prior Year

GREENWICH, CT, USA, September 9, 2004: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, today announced that it has declared a semi-annual cash dividend of $0.19 per share on the Company’s common stock for the six months ended July 31, 2004.  This represents an increase of $0.02 per share, or approximately 12%, above the most recent dividend.  The annual dividend will be $0.36 per share, representing a $0.08 per share, or approximately 29%, increase over the prior year.  The semi-annual dividend, authorized at the September 9, 2004 Board of Directors meeting, will be payable to shareholders of record as of November 1, 2004, and will be paid on November 15, 2004.

Robert B. Goergen, Blyth’s Chairman of the Board and CEO said, “We believe that increased dividends, in combination with internal reinvestment in our business, strategic acquisitions and share repurchases, continue to be the most effective way to turn Blyth’s significant cash flow into increased shareholder value over the long term.  To this point, the Company’s strong financial position has allowed us to increase our annual dividend continuously by a total of 80% over the past three years.”

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Carolina®, CBK®, Seasons of Cannon Falls® and Holiday365™ brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Directions…the path to better health® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina® and Kaemingk® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release, in the Company’s Form 10-Q for the quarter ended July 31, 2004 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004.

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